Exhibit 10.2

NOTICE OF GRANT OF
RESTRICTED STOCK UNITS
UNDER PALL CORPORATION
2005 STOCK COMPENSATION PLAN

To:	[Insert name of Recipient]

From:	Pall Corporation (the “Company”)

Re:	Grant of Restricted Stock Units

Number of Units Granted:

Date of Grant:

Scheduled Vesting Date:

We are pleased to advise you that the number of Restricted Stock Units shown above have been awarded to you pursuant to Section 6 of the Pall Corporation 2005 Stock Compensation Plan (the “Plan”). These Restricted Stock Units were granted to you on the Date of Grant shown above and they were granted to you subject to the terms and conditions set forth below. Unless otherwise defined in this Notice, each capitalized term used herein has the meaning given to such term in the Plan. (If you would like a copy of the Plan, please advise Jeff Molin by telephone at 516-801-9510 or by e-mail at jeff_molin@pall.com.)

1.      Your Account. The Restricted Stock Units granted to you have been credited to a separate bookkeeping account which the Company has established for you under the Plan (your “Account”). Each Restricted Stock Unit so credited, and each Dividend Equivalent Unit credited to your Account pursuant to Section 2 below (such Restricted Stock Units and Dividend Equivalent Units collectively are referred to herein as your “Units”), will entitle you to receive, upon the vesting of your Units as provided in Section 3 below, one share of Pall Corporation Common Stock for each whole Unit in your Account together with cash for any fractional Unit. You will receive the shares (and cash in lieu of any fractional share) at the time, and subject to the conditions, specified in Section 4 below.

2.      Dividend Equivalent Units. Until payment is made with respect to your Units pursuant to Section 4(a) or (b) below, additional Units (“Dividend Equivalent Units”) will be credited to your Account on each date on which the Company pays a dividend on its Common Stock (“Dividend Payment Date”). The number of Dividend Equivalent Units that will be so credited will be determined by first multiplying (A) the total number of Units (including any previously credited Dividend Equivalent Units) standing to your credit in your Account immediately prior to the Dividend Payment Date, by (B) the per-share amount of the dividend paid on that date, and then, dividing the resulting amount by the closing price per share of the Company’s Common Stock on that date.

3.      Vesting of Units. Your Units will become vested in accordance with the following provisions:

(a)      All of your Units will become vested on the earliest to occur of the following dates:

(i)	the Scheduled Vesting Date shown above, which is the fourth anniversary of the Date of Grant, provided that you are still employed by the Company or any of its Affiliated Companies on the Scheduled Vesting Date;

(ii)	the date of your death or Disability; or

(iii)	the date on which a Change in Control occurs.

(b)      If your employment with the Company and all of its Affiliated Companies terminates before your Scheduled Vesting Date as a result of your Eligible Retirement, as defined below, a portion of your Units will be treated as having become vested on the date on which your employment terminates (your “Termination Date”), and the remaining portion of your Units will be forfeited on that date and you will have no further rights with respect thereto. For purposes of the foregoing,

(i)      you will be treated as terminating employment as a result of Eligible Retirement if you have attained age 65 on or before your Termination Date and on that date are eligible to receive a retirement benefit under the Pall Corporation Cash Balance Pension Plan or, if you are not a U.S resident, to receive a similar type of benefit under any plan or program maintained by the Company or any of its Affiliated Companies (or to which the Company or any of its Affiliated Companies makes contributions) that provides benefits to employees upon their retirement; and

(ii)      the portion of your Units that will become vested on your Termination Date will be the percentage of the total number of Units in your Account on such date determined by dividing by 1460 the number of days in the period beginning on the Date of Grant and ending on your Termination Date.

(c)      If your Termination of Employment occurs before your Scheduled Vesting Date and prior to the occurrence of a Change in Control for any reason other than your death, or Disability or your Eligible Retirement, all of your Units will be forfeited on your Termination Date and you will have no further rights with respect thereto, except to the extent otherwise determined by the Company’s CEO or, if you are an Elected Officer (as defined in the Plan), by the Compensation Committee of the Company’s Board of Directors.

4.      Payment for Vested Units. Payment with respect to your Units that become vested under Section 3 above (your “Vested Units”) will be made in accordance with the following provisions:

(a)      Time of Payment. Except to the extent that you elect otherwise under (b) below, payment with respect to your Vested Units will be made to you, (or in the event of your death to the person or persons you have designated as your beneficiary for purposes of the Plan or to your estate if you have not furnished a beneficiary designation form to the Company) within 20 days after the date on which your Vested Units become vested (the “Vesting Date” for your Units); provided, however, that in no event will payment be made any earlier than the earliest date on which payment may be made with respect to your Vested Units under Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)      Deferral of Payment. If your Units become vested on your Scheduled Vesting Date, you may elect to deferpayment with respect to part or all of your Vested Units in accordance with the following provisions, but subject to the provisions of (c) below:

(i)      Your deferral election must be made in writing, on a form furnished to you for such purpose by the Company. The form must be filed with the Company at least one year prior to your Scheduled Vesting Date.

(ii)      In your deferral election form, you must specify the number of Units as to which you want to defer payment, and the date on which payment with respect to such Units is to be made (the “Payment Date”).

(iii)      You may select, as the Payment Date for such Units, the first business day of any of the following: (A) any calendar month after the fifth anniversary of the Scheduled Vesting Date; (B) the calendar year following the date on which your employment with the Company and all of its Affiliated Companies terminates for any reason; or (C) the earlier of (x) any calendar month you select that is a month permitted to be selected under clause (A) of this sentence, or (y) the calendar year referred to in clause (B).

(iv)      Any election you make hereunder will be irrevocable.

(v)      Except as provided in subparagraph (vi) or (vii) below, payment with respect to the Vested Units specified in your deferral election form will be made on the Payment Date selected by you in such form with respect to such Units.

(vi)      If the Payment Date you select pursuant to clause B or C of subparagraph (iii) above occurs by reason of your Termination of Employment for any reason other than death or Disability, then (A) payment with respect to your Vested Units will not be made to you until the first business day of the first calendar month after the fifth anniversary of the Scheduled Vesting Date even if your Termination of Employment occurs before that date; and (B) if at the time of your Termination of Employment you are an officer and a “key employee” as defined in section 416(i) of the Code, payment with respect to your Units will not be made to you any earlier than the first business day after the expiration of six months from your Termination Date.

(vii)      Payment with respect to any part or all of your Vested Units may be made to you on any date earlier than the Payment Date specified by you in your deferral election form if (A) you request such early payment and (B) the Company, in its sole discretion, determines that such early payment is necessary to help you meet an “unforeseeable emergency” within the meaning of section 409A (a)(2)(B)(ii) of the Code.

(c)      Limitations on Deferral. Your right to make a deferral election under (b) above shall be subject to the following limitations:

(i)      The Company may deny your right to make such election if it determines, in its sole discretion, that your deferral might not be treated as part of a plan of deferred compensation “for a select group of management or highly compensated employees” for purposes of ERISA.

(ii)      If a Change in Control should occur after the date on which your deferral election form is filed with the Company but before your Scheduled Vesting Date, your deferral election will not be given effect, and payment with respect to the Vested Units specified in your deferral election form will be made in accordance with the provisions of (a) above.

(iii)      Your deferral election will not be effective hereunder if, at any time during the 12-month period ending on your Scheduled Vesting Date, you receive a hardship withdrawal under Section 7.2 of the Pall Corporation Profit-Sharing Plan.

(iv)      No amount may be deferred with respect to your Vested Units pursuant to your deferral election hereunder to the extent that any tax is required to be withheld with respect to such amount pursuant to applicable federal, state or local law.

(d)      Form of Payment. Payment to be made with respect to your Vested Units pursuant to (a) or (b) above shall be made (i) by the issuance and delivery of a certificate for a number of shares of the Company’s Common Stock equal to the total number of whole Units standing to your credit in your Account at the time of payment, and (ii) by payment in cash for any fractional Unit then standing to your credit in your Account. The amount of the cash payment will be determined by multiplying the fractional Unit by the Fair Market Value of a share of Common Stock on the Trading Day preceding the date of payment.

5.      Additional Terms and Conditions. The Restricted Units granted to you and all Dividend Equivalent Units credited to you hereunder are subject to the following additional terms and conditions:

(a)      Until payment is made with respect to such Units in accordance with Section 4 (a) or (b) above, you will have none of the rights of a shareholder with respect to the shares of Common Stock represented by those Units, but you will have the right to be credited with Dividend Equivalent Units thereon as provided in Section 2 above.

(b)      Your right to receive payment with respect to such Units shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance or attachment or garnishment by a creditor at any time prior to your actual receipt of payment.

(c)      The Plan constitutes only a promise on the Company’s part to make payment to you in the future with respect to such Units in accordance with the terms of the Plan and the provisions of this Notice, and you will have no more than the status of a general unsecured creditor of the Company with respect to your right to receive such payment.

(d)      Such Units are subject to all of the other terms and provisions of the Plan as in effect from time to time except that no amendment, suspension or termination of the Plan may adversely affect your rights with respect to such Units without your written consent.